FOR IMMEDIATE RELEASE	Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	www.dovercorporation.com
Vice President Finance & Chief Financial Officer
(212) 922-1640	July 19, 2004

DOVER REPORTS SECOND QUARTER RESULTS

New York, New York, July 19, 2004 — Dover Corporation (NYSE: DOV) earned $109.7 million or $.53 diluted earnings per share (EPS) from continuing operations for the second quarter ended June 30, 2004, compared to $71.6 million or $.36 EPS from continuing operations in the comparable period last year, an increase in earnings and EPS of 53% and 47%, respectively. Net earnings for the second quarter of 2004 were $112.3 million or $.54 EPS, including $2.6 million or $.01 EPS of income from discontinued operations, compared to $72.8 million or $.36 EPS for the same period of 2003, which included $1.2 million in earnings from discontinued operations with no impact on EPS. Sales for the second quarter of 2004 were $1,380.4 million, an increase of 26% as compared to $1,094.0 million for the comparable period last year.

Dover Corporation earned $193.5 million or $.94 EPS from continuing operations for the six months ended June 30, 2004, compared to $129.3 million or $.64 EPS from continuing operations in the comparable period last year, an increase in earnings and EPS of 50% and 47%, respectively. Net earnings for the first six months of 2004 were $195.4 million or $.95 EPS, including $1.9 million or $.01 EPS of income from discontinued operations compared to $132.3 million or $.65 EPS for the same period of 2003, which included $3.0 million or $.01 EPS in earnings from discontinued operations. Sales for the first six months of 2004 were $2,622.7 million, an increase of 25% as compared to $2,092.4 million for the comparable period last year.

Commenting on the results and the current outlook, Thomas L. Reece, Dover’s Chairman and Chief Executive Officer, said: “Thirty-eight of our forty-nine operating companies achieved favorable quarterly year-over-year earnings comparisons in the second quarter and we realized solid margin growth across most of our businesses, with earnings from continuing operations increasing 53% on a sales increase of 26%. Our strong performance was driven primarily by our Resources and Technologies operating segments, which generated robust year-over-year and sequential increases in both sales and earnings. Industries also achieved improved sales and earnings results, as did many Diversified companies, although this was largely offset at the segment level by a significant decrease in earnings at Belvac. Over the past two quarters, backlog has continued to grow significantly, driven by strong bookings in the Technologies and Resources segments. We also completed four acquisitions during the quarter, and the fact that we are seeing a greater number of attractive acquisition candidates in the pipeline is very encouraging. We are confident that favorable conditions in our end markets, coupled with the ongoing focus of our operating company managers on the execution of their growth initiatives, will allow us to continue enhancing value for our shareholders.”

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SEGMENT RESULTS

Resources

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change
Net sales	$327,553	$232,829	41%	$631,264	$455,935	38%
Earnings	56,071	32,254	74%	105,460	64,741	63%
Operating margins	17.1%	13.9%		16.7%	14.2%
Bookings	351,012	232,368	51%	700,647	465,198	51%
Book-to-Bill	1.07	1.00		1.11	1.02
Backlog				173,357	81,744	112%

Resources’ positive leverage and favorable results were driven by continued strength in most of the markets it serves, as well as by positive actions taken by many of its operating companies to offset the impact of rising raw material costs. In the second quarter, there were favorable year over-year earnings comparisons at 10 of the 12 operating companies, all of which achieved double-digit earnings improvements. WARN continues to be a significant contributor to segment results due to strong growth in its end markets, particularly the ATV sector. The businesses serving the oil and gas markets, Energy Products Group and Cook, experienced solid growth in every segment of their business, driven primarily by high energy prices. The OPW companies continue to experience strong demand globally as a result of the trend towards more stringent environmental requirements, as well as from the increase in automotive production in developing markets. Those companies serving the “process markets,” Wilden, Blackmer, and RPA Process Technologies, are seeing improving market conditions resulting from increased investments in projects to upgrade and expand chemical and material processing facilities. The businesses that support material handling, construction, and transportation, Tulsa Winch, WARN, and Texas Hydraulics, experienced continued growth in virtually every market segment they serve. De-Sta-Co Industries had a very strong second quarter and had its fourth consecutive quarter-over-quarter earnings improvement based on strength in the general industrial sector and a steady flow of new products.

Diversified

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change
Net sales	$323,722	$301,391	7%	$617,281	$577,561	7%
Earnings	37,800	36,769	3%	68,662	68,007	1%
Operating margins	11.7%	12.2%		11.1%	11.8%
Bookings	344,896	291,608	18%	694,376	570,492	22%
Book-to-Bill	1.07	0.97		1.12	0.99
Backlog				414,403	333,758	24%

Diversified continued to leverage earnings in the second quarter, realizing a sequential earnings increase of 22% on a modest 10% increase in sales from the first quarter. Favorable quarterly year-over-year earnings were posted by six of the 12 operating companies, led by Crenlo and Mark Andy, and 10 of the 12 operating companies reported increased bookings over the prior year quarter. Hill Phoenix continues to be the largest contributor to Diversified’s earnings, although earnings were flat compared to last year on slightly lower sales. However, Hill Phoenix is projecting improved sales across all divisions, but particularly for its Case division in the second half of the year. Sargent’s earnings were slightly lower on higher sales, due to sales mix, product development and costs associated with the startup of a facility in Mexico. Tranter PHE and SWEP’s sales and bookings remain strong, due to increased demand in the heat exchanger markets, but product mix and material cost increases negatively impacted margins.

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Reflecting the strength of the ongoing recovery in the construction and agriculture markets, Crenlo leveraged a 34% increase in sales into a 141% increase in earnings despite the fact that steel pricing and availability continues to be a challenge. Performance Motorsports also reported a strong quarter, with a 17% earnings improvement on a 4% sales increase, reflecting improved signs of strength in the North American powersports and automotive markets. Mark Andy significantly improved margins on a 5% sales increase, due to lower manufacturing costs, reduced administrative expenses and an improved domestic market. Unfortunately, these positive earnings results were largely offset by a modest loss at Belvac on a 49% sales decline. Bookings and backlog remain healthy at Belvac, however, and the shipment schedule for the remainder of the year suggests that the company will deliver an improved performance in the second half of 2004.

Industries

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change
Net sales	$303,512	$255,688	19%	$590,681	$496,750	19%
Earnings	35,807	27,797	29%	68,524	54,160	27%
Operating margins	11.8%	10.9%		11.6%	10.9%
Bookings	312,810	254,927	23%	636,716	512,771	24%
Book-to-Bill	1.03	1.00		1.08	1.03
Backlog				250,046	141,007	77%

Industries’ second quarter revenues exceeded $300 million for the first time in its history, driven by improving market conditions and continued market share gains, with favorable quarterly year-over-year earnings comparisons at nine of its 12 operating companies. Ten of the 12 operating companies reported increased bookings over the prior year quarter, and earnings grew 29% compared to prior year and 9% compared to the first quarter of 2004 despite the impact of rising steel prices. Backlog increased by 77%, primarily due to Heil Trailer, which has tripled its backlog over the prior year quarter. Heil Environmental was the largest earnings contributor in the segment, driven by strength in the refuse business. Additionally, the negative impact of steel prices at Heil Environmental was offset by a gain on the sale of a manufacturing facility. Although Rotary Lift’s sales increased for the sixth consecutive quarter, earnings declined due to the rise in steel costs. PDQ’s quarterly sales and earnings increased over the prior year quarter and backlog remains strong. Rising compactor sales led to Marathon’s earnings growth, while strong military shipments coupled with increases in large cube dry bulk and crude oil trailers drove Heil Trailer’s positive results. Chief Automotive’s earnings were fueled by an increase in computerized measuring products, a doubling of international sales and the absence of strategic realignment costs. Somero continued to benefit from strong market acceptance of their new product introductions, while a 32% increase in international unit sales contributed to Triton’s solid performance. Tipper Tie’s earnings declined on flat sales, driven by material cost increases and a very competitive U.S. market. Results were lower than anticipated at DIFoodservice as school business and restaurant chain activity remained softer than expected.

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Technologies

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change
Net sales	$427,878	$306,207	40%	$787,988	$566,249	39%
Earnings	55,034	20,731	165%	85,904	31,228	175%
Operating margins	12.9%	6.8%		10.9%	5.5%
Bookings	451,738	312,692	44%	859,299	589,189	46%
Book-to-Bill	1.06	1.02		1.09	1.04
Backlog				263,973	157,821	67%

For the second quarter of 2004, Technologies reported continued growth in bookings, sales and earnings at all three of its operating groups, Imaje, Circuit Board Assembly and Test (CBAT) and Specialty Electronic Components (SEC), with favorable quarterly year-over-year comparisons at all 13 of its operating companies. Sequentially, bookings, sales and earnings grew by 11%, 19% and 78%, respectively. All but one of the Technologies companies was profitable during the second quarter, and nine companies generated double-digit operating margins.

Imaje’s sales increased by 11% over the same period last year with earnings up 12%. Sales in Continuous Ink Jet (CIJ) products were up 16% as Imaje continues to gain market share, with North America reporting the strongest growth. Imaje’s U.S. production platform, which has begun to manufacture printers, and its new China facility, which will come on-line in the third quarter, are both expected to provide improvements in Imaje’s global customer delivery capabilities and help mitigate foreign exchange exposures.

Circuit Board Assembly and Test (CBAT)

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change
Net sales	$284,524	$179,171	59%	$507,872	$328,054	55%
Earnings	39,805	10,151	292%	60,125	11,788	410%
Operating margins	14.0%	5.7%		11.8%	3.6%
Bookings	307,690	181,804	69%	567,043	342,299	66%
Book-to-Bill	1.08	1.01		1.12	1.04
Backlog				181,280	91,157	99%

The CBAT business recorded an earnings increase of $19.5 million or 96% over the first quarter of 2004 on a sales increase of $61.2 million or 27%. Earnings increased $29.7 million over the comparative quarter in 2003 on sales increases of $105.4 million. The strong increase in earnings was reported at all CBAT companies, with overall margins at 14%. The book to bill ratio was 1.08 and ending backlog stood at $181.3 million, an increase of 69% from the beginning of the year. Backend semiconductor business units, Alphasem and Everett Charles Technologies, continue to lead the recovery, though there were some signs of softening in demand towards the end of the quarter. In the second quarter, Everett Charles Technologies acquired Rasco AG, a German manufacturer of test handling equipment for the semiconductor industry. DEK and Soltec both produced solid double-digit margins based on significant sequential revenue increases. Although new product introductions at Universal Instruments have begun to realize market acceptance and the quarter saw an increase in sales opportunities with new OEM customers, they are still addressing new product sourcing and production challenges.

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Specialty Electronic Components (SEC)

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change
Net sales	$59,785	$52,081	15%	$118,756	$102,396	16%
Earnings	5,031	1,865	170%	9,987	4,874	105%
Operating margins	8.4%	3.6%		8.4%	4.8%
Bookings	60,899	51,850	17%	127,793	105,706	21%
Book-to-Bill	1.02	1.00		1.08	1.03
Backlog				58,102	46,299	25%

Vectron was the largest contributor to SEC’s results with double-digit margins. Overall, the SEC companies reported a 9% decrease in bookings over the first quarter with a slight increase in sales and earnings. Book to bill ratio was still positive at 1.02 with an ending backlog of $58.1 million. The softening in bookings is believed to be a reduction in inventories by EMS suppliers to the major telecom industry companies. Longer-term market trends continue to indicate growth, though the next quarter or two may slightly lag the first half average of 2004.

Other Information:

Organic sales growth from existing Dover businesses was 17% for the quarter and 15% for the first six months of 2004. Acquisitions accounted for 7% of revenue growth for the quarter and six months, with the remaining growth attributable to currency translation.

During the second quarter of 2004, Dover acquired four add-on companies; three in the Technologies market segment and one in the Resources market segment. None of these acquisitions had a material impact on the quarterly financial results. For the second quarter of 2004, Dover invested $82.4 million in acquisitions compared to $12.8 million in the prior year quarter.

Also in the second quarter of 2004, Dover sold two previously discontinued businesses from the Diversified segment. Comparatively, during the second quarter of 2003, Dover divested one previously designated discontinued operation from the Resources segment. The 2004 and 2003 dispositions did not have a material impact on Dover’s quarterly financial results.

The effective tax rate for continuing operations for the second quarter of 2004 was 29.6% compared to last year’s second quarter tax rate of 24.0%. For the first six months of 2004, the effective tax rate for continuing operations was 29.2%, compared to 23.8% for the first six months of 2003. The increase in the quarter and year-to-date 2004 rates is primarily attributable to a decrease in the amounts of anticipated tax benefits from tax credit programs such as those for R&D, an increase in sales not qualifying for tax incentives relating to U.S. export sales, an increase in state income taxes and the recognition of certain non-recurring capital loss benefits in 2003.

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Net debt decreased by $43.7 million to $652.5 million during the first six months of 2004 as a result of a reduction in commercial paper, and the net debt to total capitalization ratio decreased by approximately two percentage points to 18.6% during the period. However, acquisition spending and estimated tax payments in the second quarter increased net debt by $46.0 million when compared to the first quarter. The following table provides a reconciliation of net debt to total capitalization, with the generally accepted accounting principles (GAAP) information found in the attached financial information.

	June 30,	December 31,
Net Debt to Total Capitalization Ratio (in thousands, unaudited)	2004	2003
Short-term debt and commercial paper	$22,480	$63,669
Long-term debt	1,001,109	1,003,915
Less: Cash, equivalents and marketable securities	371,086	371,397

Net debt	652,503	696,187
Add: Stockholders’ equity	2,857,883	2,742,671

Total capitalization	$3,510,386	$3,438,858
Net debt to total capitalization	18.6%	20.2%

Free cash flow for the six months ended June 30, 2004, increased significantly as cash generated from operations improved by $86.2 million compared to last year. The 2004 improvement in free cash flow primarily reflects improved net earnings of $64.2 million and an increase in taxes payable offset by increases in working capital. The following table is a reconciliation of free cash flow with cash flows from operating activities.

		Six Months Ended June 30,
Free Cash Flow (in thousands, unaudited)		2004	2003
Cash flow provided by operating activities		$230,989	$144,814
Less:	Capital expenditures	(48,499)	(43,120)
	Dividends to stockholders	(60,972)	(54,687)

Free cash flow		$121,518	$47,007

During the second quarter of 2004, corporate expenses increased $6.0 million compared to the prior year due to higher compensation and pension costs and costs incurred for Sarbanes-Oxley compliance.

In an effort to provide additional information regarding the company’s results as determined by GAAP, the company also discloses non-GAAP information, which management believes is useful for investors. Free cash flow, net debt and total capitalization are not financial measures under GAAP and should not be considered as a substitute for cash flows from operating activities and debt and equity, as determined in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies. Management believes the net debt to total capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors with a measurement of cash generated from operations that is available to fund acquisitions and repay debt.

Dover will host a Webcast of its second quarter 2004 conference call at 9:00 AM Eastern Time on Tuesday, July 20, 2004. The conference call will also be made available for replay on the website and additional information on Dover’s second quarter 2004 results and its operating companies can also be found on the company website at (www.dovercorporation.com).

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Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects” and “believes,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, the impact of continued events in the Middle East on the worldwide economy, economic conditions, increases in the costs of raw materials, changes in customer demand, increased competition in the relevant market, failure to successfully integrate acquisitions and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

####TABLES TO FOLLOW

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DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited) (in thousands, except per share figures)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$1,380,360	$1,094,000	$2,622,740	$2,092,373
Cost of sales	896,619	715,438	1,703,134	1,366,193

Gross profit	483,741	378,562	919,606	726,180
Selling and administrative expenses	312,792	265,476	615,969	521,654

Operating profit	170,949	113,086	303,637	204,526

Interest expense, net	15,324	15,666	30,004	32,146
All other (income) expense, net	(55)	3,253	258	2,633

Total	15,269	18,919	30,262	34,779

Earnings from continuing operations, before taxes on income	155,680	94,167	273,375	169,747
Federal and other taxes on income	46,014	22,576	79,899	40,468

Net earnings from continuing operations	109,666	71,591	193,476	129,279

Net (losses) earnings from discontinued operations	2,598	1,191	1,900	2,973

Net earnings	$112,264	$72,782	$195,376	$132,252

Net earnings per common share:
Basic
- Continuing operations	$0.54	$0.36	$0.95	$0.64
- Discontinued operations	0.01	—	0.01	0.01

- Net earnings	$0.55	$0.36	$0.96	$0.65

Diluted
- Continuing operations	$0.53	$0.36	$0.94	$0.64
- Discontinued operations	0.01	—	0.01	0.01

- Net earnings	$0.54	$0.36	$0.95	$0.65

Weighted average number of common shares outstanding during the period:
Basic	203,263	202,527	203,176	202,480
Diluted	204,787	203,337	204,774	203,108

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DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
SALES	2004	2003	2004	2003
Diversified	323,722	$301,391	$617,281	$577,561
Industries	303,512	255,688	590,681	496,750
Resources	327,553	232,829	631,264	455,935
Technologies	427,878	306,207	787,988	566,249
Intramarket eliminations	(2,305)	(2,115)	(4,474)	(4,122)

Net sales	$1,380,360	$1,094,000	$2,622,740	$2,092,373

EARNINGS
Diversified	$37,800	$36,769	$68,662	$68,007
Industries	35,807	27,797	68,524	54,160
Resources	56,071	32,254	105,460	64,741
Technologies	55,034	20,731	85,904	31,228

Subtotal continuing operations	184,712	117,551	328,550	218,136
Corporate expense/other	(13,708)	(7,718)	(25,171)	(16,243)
Net interest expense	(15,324)	(15,666)	(30,004)	(32,146)

Earnings from continuing operations, before taxes on income	155,680	94,167	273,375	169,747
Federal and other taxes on income	46,014	22,576	79,899	40,468

Net earnings from continuing operations	$109,666	$71,591	$193,476	$129,279

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DOVER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
(unaudited) (in thousands)

	June 30,	December 31,
BALANCE SHEET	2004	2003
Assets:
Cash and cash equivalents	$370,696	$370,379
Receivables, net of allowances for doubtful accounts	891,226	747,567
Inventories	720,476	639,339
Deferred tax & other current assets	101,688	92,355
Property, plant & equipment, net	701,914	717,875
Goodwill	1,883,845	1,844,701
Intangibles, net	372,149	349,328
Other assets	206,627	208,069
Assets of discontinued operations	127,084	164,139

	$5,375,705	$5,133,752

Liabilities & Stockholders’ Equity:
Short term debt	$22,480	$63,669
Payables and accrued expenses	824,750	705,701
Taxes payable and other deferrals	624,636	543,910
Long-term debt	1,001,109	1,003,915
Liabilities of discontinued operations	44,847	73,886
Stockholders’ equity	2,857,883	2,742,671

	$5,375,705	$5,133,752

	Six Months Ended June 30,
CASH FLOWS	2004	2003
Operating activities:
Net earnings	$195,376	$132,252
(Earnings ) losses from discontinued operations, net of tax	(1,900)	(2,973)
Depreciation and amortization	76,201	73,692
Net change (increase) decrease in assets, liabilities and other	(38,688)	(58,157)

Net cash from (used in) operating activities	230,989	144,814

Investing activities:
Capital expenditures	(48,499)	(43,120)
Acquisitions, net of cash	(82,399)	(27,942)

Net cash from (used in) investing activities	(130,898)	(71,062)

Financing activities:
Increase (decrease) in debt	(52,043)	(27,997)
Cash dividends to stock holders	(60,972)	(54,687)
Purchase of treasury stock and proceeds from exercise of stock options	5,489	717

Net cash from (used in) financing activities	(107,526)	(81,967)

Effect of exchange rate changes on cash	(6,354)	12,902
Net cash from (used in) discontinued operations	14,106	6,629
Net increase (decrease) in cash & equivalents	317	11,316
Cash & cash equivalents at beginning of period	370,379	293,824

Cash & cash equivalents at end of period	$370,696	$305,140

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DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)

DIVERSIFIED

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.
Net sales	$276,170	$301,391	$288,479	$302,215	$293,559	$323,722
Earnings	31,238	36,769	30,653	33,207	30,862	37,800
Bookings	278,884	291,608	287,872	302,648	349,479	344,896
Backlog	334,701	333,758	333,408	334,349	391,838	414,403
Book-to-Bill	1.01	0.97	1.00	1.00	1.19	1.07
Operating margins	11.3%	12.2%	10.6%	11.0%	10.5%	11.7%

INDUSTRIES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.
Net sales	$241,063	$255,688	$264,637	$278,543	$287,169	$303,512
Earnings	26,362	27,797	30,908	36,133	32,717	35,807
Bookings	257,845	254,927	272,101	320,174	323,906	312,810
Backlog	137,826	141,007	149,236	201,866	239,335	250,046
Book-to-Bill	1.07	1.00	1.03	1.15	1.13	1.03
Operating margins	10.9%	10.9%	11.7%	13.0%	11.4%	11.8%

RESOURCES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.
Net sales	$223,105	$232,829	$242,528	$284,196	$303,711	$327,553
Earnings	32,487	32,254	37,1	9334,917	49,389	56,071
Bookings	232,831	232,368	244,654	280,205	349,635	351,012
Backlog	80,068	81,744	84,445	104,395	149,809	173,357
Book-to-Bill	1.04	1.00	1.01	0.99	1.15	1.07
Operating margins	14.6%	13.9%	15.3%	12.3%	16.3%	17.1%

TECHNOLOGIES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.
Net sales	$260,042	$306,207	$329,313	$335,679	$360,110	$427,878
Earnings	10,498	20,731	29,7	9423,741	30,870	55,034
Bookings	276,498	312,692	332,233	354,176	407,561	451,738
Backlog	146,415	157,821	158,146	182,427	223,044	263,973
Book-to-Bill	1.06	1.02	1.01	1.06	1.13	1.06
Operating margins	4.0%	6.8%	9.0%	7.1%	8.6%	12.9%

(1)	Excludes discontinued operations.

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DOVER CORPORATION
CBAT AND SEC QUARTERLY MARKET SEGMENT INFORMATION (1)

CBAT

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.
Net sales	$148,883	$179,171	$204,425	$199,270	$223,348	$284,524
Earnings	1,637	10,151	19,497	12,406	20,320	39,805
Bookings	160,495	181,804	206,146	212,478	259,353	307,690
Backlog	84,957	91,157	90,553	107,036	142,697	181,280
Book-to-Bill	1.08	1.01	1.01	1.07	1.16	1.08
Operating margins	1.1%	5.7%	9.5%	6.2%	9.1%	14.0%

SEC

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.
Net sales	$50,315	$52,081	$51,969	$57,210	$58,971	$59,785
Earnings	3,009	1,865	746	1,696	4,956	5,031
Bookings	53,856	51,850	55,048	60,391	66,894	60,899
Backlog	46,422	46,299	49,246	53,074	55,006	58,102
Book-to-Bill	1.07	1.00	1.06	1.06	1.13	1.02
Operating margins	6.0%	3.6%	1.4%	3.0%	8.4%	8.4%

(1)	Excludes discontinued operations.

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